Exhibit 5.1

COMMERCE CENTER SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 PHONE: 615.726.5600 FAX: 615.726.0464 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219
www.bakerdonelson.com

October 28, 2015

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of up to 4,000,000 shares of common stock, no par value per share (the “Shares”), of Franklin Financial Network, Inc., a Tennessee corporation (the “Company”), that may be issued pursuant to the Company’s 2007 Omnibus Equity Incentive Plan (the “Plan”).

We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering this opinion, we have relied as to certain matters on statements, representations and other information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Tennessee and is in good standing with the Office of the Secretary of State of Tennessee.

2. The Shares that may be issued and sold from time to time in accordance with the Plan will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

Our opinion, with your concurrence, is predicated on and qualified in its entirety by the following:

A. The foregoing opinion is limited to the laws of the State of Tennessee and we do not express any opinion herein concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Tennessee. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Tennessee, we do not express any opinion on such matter.

ALABAMA  •  FLORIDA  •  GEORGIA  •  LOUISIANA  •   MISSISSIPPI  •  TENNESSEE  •  TEXAS  •   WASHINGTON, D.C.

B. The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC